Exhibit 4.28

Supplementary Agreement to

The Amended and Restated Call Option Agreement

This Supplementary Agreement (hereinafter, the “Agreement”) is executed by the following Parties in Beijing on April 7, 2015.

Party A: AirMedia Technology (Bejing) Co., Ltd.

Party B: Beijing Shengshi Lianhe Advertising Co., Ltd.

Party C: AirMedia Group Co., Ltd.

(All the above parities are hereinafter referred collectively as the “Parties” and individually as a “Party”)

Whereas,

(1) under the Amended and Restated Call Option Agreement and its supplementary agreements (hereinafter, the “Original Agreement”) executed by Party A, Party B, Party C and other shareholders of Party C, Party A has a call option to purchase from Party B all or a part of the equity interest of Party C held by Party B. Except Party A and/or a designated person, Party B shall not sell the above equity interest to any third party.

(2) for the development of business, Party B proposes to transfer 5% of the equity interest of Party C to Shenzhen Liantronics Co., Ltd.

NOW, THEREFORE, through amicable negotiations, Party A, Party B and Party C hereby agree as follows:

1.	Party A agrees that Party B transfers 5% of the equity interest of Party C to Shenzhen Liantronics Co., Ltd. (the “Equity Interest Transfer”). After the completion of the Equity Interest Transfer, the remaining 91.76% of the equity interest of Party C held by Party B shall remain subject to the Original Agreement.
2.	Upon the effectiveness of this Agreement, in the case of any inconsistency between the Original Agreement and this Agreement, this Agreement shall prevail among Party A, Party B and Party C. Other matters that are not covered in this Agreement shall remain subject to the Original Purchase Agreement.
3.	This Agreement is effective and binding upon the signatures or stamps of all Parties have been signed or affixed. This Agreement is executed in three copies. Each party shall hold one copy. Each copy shall be equally binding.

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[Signature Page]

Party A: AirMedia Technology (Bejing) Co., Ltd. (sealed)

Party B: Beijing Shengshi Lianhe Advertising Co., Ltd. (sealed)

Party C: AirMedia Group Co., Ltd. (sealed)